Exhibit 99.1

MVC Business Update Related to COVID-19
Michael Tokarz, Chairman and Portfolio Manager Shareholder Letter

Dear Fellow Shareholders,

It is certainly an unprecedented time in the world that warrants providing our shareholders and bondholders with our business update in response to the continued spread of COVID-19.

Our Operations

In order to ensure the safety of our Investment Adviser’s team and to help reduce the risks relating to spreading the Coronavirus, we implemented our contingency plans two weeks ago and are working under our business continuity procedures with our team working remotely. We will continue to execute on our contingency plans throughout this period.

Liquidity and Capital Structure

The Company has capital for investments from cash on hand and a line of credit, and through portfolio monetizations and loan repayments. We expect the current market environment will cause delays and negatively impact valuations as potential acquirors await further information regarding the impact of COVID-19 on our portfolio companies.

Based upon the January 31, 2020 NAV, MVC was leveraged at 0.4X, after taking into account the announced $20 million note redemption scheduled for March 26, 2020 and the repayment of a $25 million credit facility, following the January quarter end. The median BDC leverage is 1X. We have access to capital through our $50 million Credit Facility with People’s United Bank N.A., which is undrawn. We have unrestricted cash of approximately $29 million, net of the note redemption and repayment, which is available to support our portfolio.

Supporting Portfolio Companies

As we continue to monitor the effects of COVID-19, our investment team is actively engaged with each of our portfolio companies. MVC is providing additional insight and support as these companies work through the impact of COVID-19 on their businesses and take steps to protect their workforce and company.

Portfolio Composition

MVC investments are diversified by security type, industry and geographic region, and the impact of COVID-19 on our portfolio companies will vary. Of note, our portfolio exposure to the Oil and Gas industry is limited. While it is too early to know the full impact of COVID-19 on our portfolio, we will continue to work with our portfolio companies to better understand what we can do as a financial partner to help them weather the current market environment.

On behalf of our Board of Directors and our entire management team, I would like to thank you for your continued support of MVC Capital, especially during these uncertain times. We stand ready to answer any questions that you may have and wish each of you and your families good health.

Sincerely,
Michael T. Tokarz

MVC-G

Safe Harbor Statement and Other Disclosures
Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors In addition to those risks described from time to time in our filings with the Securities and Exchange Commission and other similar risks, the forward-looking statements in this release are subject to the uncertainties regarding the duration, spread and effects of COVID-19, and its economic, financial and market consequences, both generally and for the specific companies in which we are invested. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact
Jackie Rothchild
MVC Capital
914.510.9400

Or

Jeffrey Goldberger / Allison Soss
KCSA Strategic Communications
212.896.1249 / 212.896.1267